EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-106407 and 333-116607) of I/OMagic Corporation and subsidiaries of our report dated March 4, 2004, except for the first paragraph of Note 18, as to which the date is March 9, 2004, the second paragraph of Note 18, as to which the date is March 15, 2004, the first and second paragraphs of Note 10, as to which the date is March 31, 2004, and Note 19, as to which the date is June 27, 2004, appearing in this Amendment No. 3 to Annual Report on Form 10-K of I/OMagic Corporation and subsidiaries for the year ended December 31, 2003.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

January 13, 2005